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                                                                   EXHIBIT 10.34

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                        MASTER SITE COMMITMENT AGREEMENT

                                    BETWEEN

                          NEXTEL COMMUNICATIONS, INC.,
                           NEXTEL OF NEW YORK, INC.,
                NEXTEL COMMUNICATIONS OF THE MID-ATLANTIC, INC.,
                              NEXTEL SOUTH CORP.,
                             NEXTEL OF TEXAS, INC.,
                               NEXTEL WEST CORP.,
                          NEXTEL OF CALIFORNIA, INC.,
                              TOWER PARENT CORP.,
                          SPECTRASITE HOLDINGS, INC.,

                                      AND

                             TOWER ASSET SUB, INC.




                          Dated as of April ___, 1999



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                        MASTER SITE COMMITMENT AGREEMENT

                 THIS MASTER SITE COMMITMENT AGREEMENT (this "Agreement") is made as of the ___ day of April, 1999, by and among Nextel Communications, Inc. a Delaware corporation ("Nextel") (a party hereto solely for the purposes of Section 2.1(a) hereof), Nextel of New York, Inc., a Delaware corporation, Nextel of California, Inc., a Delaware corporation, Nextel of Texas, Inc., a Texas corporation, Nextel South Corp., a Georgia corporation, Nextel West Corp., a Delaware corporation, Nextel Communications of the Mid-Atlantic, Inc., a Delaware corporation, and any other subsidiary or controlled Affiliate of Nextel designated by Nextel as a Transferring Subsidiary in accordance with
Section 2.1 (individually a "Transferring Subsidiary" and collectively the "Transferring Subsidiaries"), Tower Parent Corp., a Delaware corporation ("Parent Co.") (a party hereto solely for the purposes of Section 2.4 hereof), SpectraSite Holdings, Inc., a Delaware corporation ("Tower Aggregator") (a party hereto solely for the purposes of Section 2.5(c) hereof), and Tower Asset Sub, Inc., a Delaware corporation ("Tower Sub").

                                    RECITALS

                 A. Nextel, the Transferring Subsidiaries, Parent Co., a wholly owned subsidiary of Nextel, Tower Merger Vehicle, Inc., a Delaware corporation and wholly owned subsidiary of Parent Co. ("Merger Sub"), Tower Sub, Tower Aggregator, SpectraSite Communications, Inc., a Delaware corporation and wholly owned subsidiary of Tower Aggregator ("SCI"), and SHI Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of SCI ("SHI Merger Sub") are all parties to an Agreement and Plan of Merger dated as of February 10, 1999, as amended (the "Merger Agreement"). The Merger Agreement provides for (i) the transfer of certain Tower Assets (as hereinafter defined) located at the Merger Sites (as hereinafter defined) by the Transferring Subsidiaries to Parent Co. and the further transfer of those Tower Assets from Parent Co. to Tower Sub and (ii) the merger (the "Merger") of SHI Merger Sub with and into Merger Sub, with Merger Sub the surviving corporation of the Merger. In connection with the Merger, all of the issued and outstanding shares of stock of Merger Sub will be converted into certain shares of preferred stock of Tower Aggregator and cash as contemplated by the Merger Agreement, and SCI will become the sole stockholder of Merger Sub. As a consequence of the Merger, Tower Sub will become a wholly owned indirect subsidiary of Tower Aggregator.

                 B. In connection with the Merger, the applicable parties are concurrently herewith entering into the Nextel Master Site Lease Agreement (as hereinafter defined) pursuant to which Tower Sub will lease to the Transferring Subsidiaries (as hereinafter defined) certain
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sites and related wireless communications tower or other transmission space and related equipment, including the Merger Sites transferred indirectly by the Transferring Subsidiaries to Tower Sub in accordance with the terms of the Merger Agreement. The Nextel Master Site Lease Agreement shall from time to time be supplemented with Site Schedules (as therein defined) to provide for the lease of (i) certain additional sites owned or acquired by Tower Aggregator and/or its Subsidiaries; (ii) the Constructed New Sites (as hereinafter defined); and (iii) the Purchased New Sites (as hereinafter defined).

                 C. Under the terms of this Agreement, the parties shall enter into an arrangement pursuant to which the Transferring Subsidiaries shall offer Tower Sub certain opportunities relating to the construction or purchase of additional communications sites which shall then be leased by the Transferring Subsidiaries under the terms of the Nextel Master Site Lease Agreement.

                 NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1.1     DEFINED TERMS.

                 The following terms as used in this Agreement will have their respective meanings indicated below:

                 "Actual New Sites" has the meaning set forth in Section
2.1(b).

                 "Affiliate" has the meaning ascribed to that term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

                 "Agreement" has the meaning set forth in the Preamble.

                 "Alternate Equipment" has the meaning set forth in Section
2.5.

                 "Ancillary Agreements" means the Merger Agreement and all other Ancillary Agreements as defined in the Merger Agreement other than this Agreement.

                 "Architectural and Engineering Work" or "A&E" means, with respect to each New Site, taking all of the following actions in compliance with all applicable laws: (i) obtaining a geotechnical exploration report which provides information about the site, and its subsurface conditions, and provides general foundation recommendations for the proposed tower, (ii) providing a professional engineer sealed tower foundation design for the site,
(iii) providing construction inspection and materials testing services during construction of tower foundations, (iv) providing field testing and laboratory reports of documented electrical resistance to ground for use by the electrical engineer in designing the electrical grounding system, (v) preparing all
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necessary construction plans and drawings and (vi) providing field inspection services.

                 "Carryover Amount" has the meaning set forth in Section
2.1(b).

                 "Claimant" has the meaning set forth in Section 3.15(c).

                 "Closing" has the meaning set forth in Section 3.3(a).

                 "Committed New Sites" has the meaning set forth in Section 2.1(d).

                 "Communications Act" means the Communications Act of 1934, as amended.

                 "Communication Equipment" means wireless communication receivers, transmitters, other antenna devices, and related equipment.

                 "Completion Notice" has the meaning set forth in Section
2.5(a).

                 "Constructed New Site" has the meaning set forth in Section 2.2(a).

                 "Construction Approvals" means all necessary approvals from applicable governmental authorities relating to Site acquisition and development, including, without limitation, building and FAA permits, zoning approvals, and FCC approvals (if any).

                 "Construction Failure" has the meaning set forth in Section 2.3(f).

                 "Construction Period" has the meaning set forth in Section 2.3(a).

                 "Construction Schedule" has the meaning set forth in Section 2.3(a).

                 "Decline to Fund Notice" has the meaning set forth in Section 2.1(d).

                 "Defaulted New Sites" has the meaning set forth in 2.1(d).

                 "Deferred New Sites" has the meaning set forth in Section
2.1(d).

                 "Deferred Purchase Date" has the meaning set forth in Section 2.1(d).

                 "Dispute" has the meaning set forth in Section 3.15(a).

                 "End Date" has the meaning set forth in Section 2.6.

                 "Excluded Site" has the meaning set forth in Section 2.2(b).

                 "Executives" has the meaning set forth in Section 3.15(a).
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                 "Exercise Notice" has the meaning set forth in Section 3.4.

                 "Expected Build Territory" has the meaning set forth in
Section 2.1(b).

                 "FAA" means the Federal Aviation Administration.

                 "FCC" means the Federal Communications Commission.

                 "Final Approvals" means all Construction Approvals, together with other necessary approvals from applicable governmental authorities, in each case which are (i) not subject to an active appeal or challenge (in an appropriate proceeding before the relevant reviewing or appellate body) and
(ii) has not been subject to such an active appeal or challenge for a period of at least 60 days (or, if a shorter period is expressly prescribed by applicable law, such shorter period), relating to the occupancy and use of a Site by a Transferring Subsidiary, including, without limitation, a certificate of occupancy, if required.

                 "Force Majeure" means, with respect to any party, any of the following events: delays in zoning or permitting (other than delays resulting from or occasioned by such party's pursuit of any modifications or supplements to the zoning and permitting completed by the other party prior to delivery of a Second Notice), strikes, lockouts, labor disputes, embargoes, flood, earthquake, storm, dust storm, lightning, fire, and any other weather conditions that prevent (according to the tower construction industry's standard of prudence) construction for any calendar day(s) in excess of the four "weather days" set forth in each Construction Schedule, epidemic, acts of God, war, national emergency, civil disturbance or disobedience, riot, sabotage, terrorism, threats of sabotage or terrorism, restraint by court order or order of public authority, delays caused by or attributable to the actions of the other party or any of its Subsidiaries or controlled Affiliates or the failure of the other party to timely perform any action required by this Agreement to be performed by such other party, and similar occurrences beyond the reasonable control of such party, and such nonperformance shall be excused for the period of time any such Force Majeure causes such nonperformance.

                 "HSR Act" has the meaning set forth in Section 3.4.

                 "Initial Notice" has the meaning set forth in Section 2.2(b).

                 "JVA" has the meaning set forth in Section 2.1(a).

                 "Measurement Period" has the meaning set forth in Section
2.1(d).

                 "Merger" has the meaning set forth in Recital A.

                 "Merger Agreement" has the meaning set forth in Recital A to this Agreement.
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                 "Merger Sites" means the owned real estate or leasehold
interests, as applicable, and the communications towers or monopoles located thereon, including the Tower Assets (but excluding any Communication Equipment) associated therewith, described in the Merger Agreement and transferred to Tower Sub at or prior to the closing of the Merger.

                 "Merger Sub" has the meaning set forth in Recital A.

                 "Minimum Purchase Commitment" has the meaning set forth in
Section 2.1(d).

                 "Minimum Specifications" has the meaning set forth in Section 2.2(c).

                 "Negotiation Period" has the meaning set forth in Section 3.15(a).

                 "New Sites" means all locations in the Territory for the construction of new communications towers or monopoles for use by any Transferring Subsidiary (including Tower Assets, but excluding any Communication Equipment associated therewith) other than Merger Sites, and in each case on which a Transferring Subsidiary would become a tenant (on terms consistent with those set forth in the Nextel Master Site Lease Agreement).

                 "Nextel" has the meaning set forth in the Preamble.

                 "Nextel Master Site Lease Agreement" means the Nextel Master Site Lease Agreement dated as of the date hereof, among Tower Sub, Landlord Parties (as defined therein), and the Transferring Subsidiaries pursuant to which the Merger Sites, and each other Site that either is or is deemed to be a Constructed New Site or a Purchased New Site hereunder are leased by a Transferring Subsidiary from Tower Sub.

                 "NonQualified Site" has the meaning set forth in Section
2.2(c).

                 "Offer Notice" has the meaning set forth in Section 3.4.

                 "Offeror" has the meaning set forth in Section 3.4.

                 "Owner's Title Policy" means an owner's policy of title insurance which insures either the fee simple title or the leasehold interest being conveyed in a Site, subject only to the Permitted Exceptions.

                 "Parent Co." has the meaning set forth in the Preamble.

                 "Partner" means Nextel Partners Operating Corp., a Delaware corporation and any one or more of the direct or indirect subsidiaries of Nextel Partners, Inc., a Delaware corporation, or any other entity in which it has a direct or indirect equity or other equivalent ownership interest.

                 "Partner Area" means the "Territory" as defined in the JVA.
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                 "Permitted Exceptions" means as to any Site (i) title
encumbrances or exceptions set forth in the title commitment which do not materially and adversely affect the intended use of the Site, such as, by way of example and not of limitation, utility easements, and (ii) standard preprinted exceptions to be set out in the Owner's Title Policy; and (iii) any title encumbrances or exceptions identified in the title report delivered to Tower Sub as part of the Second Notice.

                 "Person" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

                 "Preexisting Contract" means any agreement or commitment (other than this Agreement) with any Person for the construction or sale of any New Site within the Territory, to which either Nextel or any Transferring Subsidiary is a party as of February 10, 1999, without giving effect to any subsequent amendment or modification thereof, and which agreement or commitment is listed in Section 6.13 of the Nextel Disclosure Statement to the Merger Agreement.

                 "Proposed Tower Sub Co-location Site" has the meaning set forth in Section 3.1(c).

                 "Purchase Agreement" means the agreement, substantially in the form attached as SCHEDULE 8, pursuant to which a Transferring Subsidiary will convey a Purchased New Site to Tower Sub.

                 "Purchased New Site" has the meaning set forth in Section
2.2(a).

                 "Qualifying Sites" has the meaning set forth in Section 2.6.

                 "Rules" has the meaning set forth in Section 3.15(c).

                 "SCI" has the meaning set forth in Recital A.

                 "SHI Merger Sub" has the meaning set forth in Recital A.

                 "Second Notice" has the meaning set forth in Section 2.2(b).

                 "Section 2.2(a) Notice" has the meaning set forth in Section
2.4.

                 "Site" means, individually, a Merger Site, a Site Under Construction, a Constructed New Site, or a Purchased New Site.
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                 "Site Acquisition Work" means, with respect to each New Site, taking all of the following actions in compliance with all applicable laws and paying all costs associated therewith: (i) obtaining ownership of or leasehold right to real property, together with such related or appurtenant real property rights, as may be required for the construction on such real property of Tower Assets and for the installation, operation and maintenance of Communication Equipment pursuant to ownership documents, options or options and lease agreements and related documents (provided that payment of rent under any such lease agreements shall be the obligation of the applicable Transferring Subsidiary for any Purchased New Site until the sale of same), complying with
Section 2.2(b), where applicable, after identifying potential sites within each search ring, (ii) obtaining from a qualified surveyor a recent (i.e. prepared or updated no more than six months prior to (x) the Second Notice, if any, given by a Transferring Subsidiary to Tower Sub with respect thereto or (y) the receipt of Construction Approvals, if no Second Notice is given) ground survey depicting the boundaries and areas of the Site location, all easements, rights of way and other matters affecting title thereto, any improvements thereon, applicable setback lines, if any, information regarding flood plain location and any encroachments affecting the Site, and stake out of same, (iii) obtaining any necessary utility and access easements and all necessary consents from the underlying owner or prime landlord, (iv) obtaining all FAA and FCC approvals (if any) needed to construct Tower Assets on such Site, (v) preparing all zoning drawings and obtaining all zoning approvals or designations necessary to construct and operate Tower Assets on such Site, including participation in all hearings and meetings necessary to accomplish same, and all legal costs incurred in procuring such zoning approvals, (vi) obtaining an environmental transaction screening (as defined by the American Society of Testing and Materials) of such Site and a related report, which report shall be addressed to the Transferring Subsidiary and Tower Sub, together with a Phase I environmental site assessment and any follow up tests and remediation that may be required and a National Environmental Policy Act assessment, (vii) obtaining a title commitment or abstract for each New Site current within six months of the Second Notice (if any), curing any title defects or objections pertaining to such New Site and providing a title insurance policy, when requested by Transferring Subsidiary, and (viii) recording documents as reasonably required to evidence ownership or leasehold rights in and to such New Site.

                 "Site Agreement" means a lease agreement or option agreement, by and between Tower Sub (or, if a Transferring Subsidiary is performing or has designated another party to perform Site Acquisition Work, by such Transferring Subsidiary and assignable to Tower Sub), as lessee (or optionee), and certain lessors (or optionors), for rights to certain portions of the lessor's or optionor's land for the construction thereon of Tower Assets and installation of Communication Equipment.

                 "Site Goal" has the meaning set forth in Section 3.3(a).

                 "Site Schedule" has the meaning set forth in the Nextel Master Site Lease Agreement.

                 "Sites Under Construction" means sites under construction by or on behalf of the Transferring Subsidiaries upon the consummation of the Merger (such Sites Under Construction to become Purchased New Sites under this Agreement).
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                 "Successor Entity" has the meaning set forth in Section 3.16.

                 "Tenant Facilities" has the meaning set forth in the Nextel Master Site Lease Agreement.

                 "Term" has the meaning set forth in Section 3.2.

                 "Territory" means the United States of America.

                 "Third Party Site" has the meaning set forth in Section
3.1(c).

                 "Tower Aggregator" has the meaning set forth in the Preamble.

                 "Tower Assets" means a communications tower or monopole structure, tower lighting, tower grounding system and fencing (and, as to analog sites only, the shelter and concrete pad, if any), but does not include Communication Equipment.

                 "Tower Sub" has the meaning set forth in the Preamble.

                 "Transferring Subsidiary" has the meaning set forth in the Preamble.

                 Terms may be defined above in either their singular or plural form, but may also be used in this Agreement in their other form not expressly defined above.

         1.2     CONSIDERATION.

                 As consideration for the rights to (a) purchase the Purchased New Sites and construct the Constructed New Sites, (b) at the Transferring Subsidiaries' option, provide Site Acquisition Work, construction services and/or additional construction services as set forth on SCHEDULE 7, and lease all New Sites, together with Proposed Tower Sub Co-location Sites that become Qualifying Sites hereunder, to the Transferring Subsidiaries (including such New Sites and Proposed Tower Sub Co-location Sites that become Qualifying Sites hereunder as are located in the Partner Area), Tower Sub shall pay to the Transferring Subsidiaries or their designees, concurrently with execution of this Agreement, the sum of $105,000,000.00. The parties agree and acknowledge that, if any of them seek damages by reason of any breach or violation of this Agreement, such sum is not intended to constitute or represent either a minimum required or a maximum permitted amount for purposes of any damage award, nor is such sum intended to be accorded any relevance in determining what damage award, if any, would be appropriate to remedy any particular violation or breach hereof.

                 2.  CONSTRUCTION AND PURCHASE OF NEW SITES

         2.1     NEW SITES.
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         (a)     From and after the date hereof and until the End Date, each of
Nextel and the Transferring Subsidiaries agrees that neither they nor any of their subsidiaries or controlled Affiliates shall contract with a third party (including any Affiliate) for the construction of a New Site in the Territory, without first complying with the provisions of this Article 2, except for any New Site subject to a Preexisting Contract. Prior to the date of this Agreement, each of Nextel and the Transferring Subsidiaries has provided Tower Aggregator copies of all Preexisting Contracts. Nextel will designate as a Transferring Subsidiary its subsidiaries or controlled Affiliates that propose to (ix) construct Tower Assets at a New Site in the Territory or (x) acquire Tower Assets located in the Territory and upon such designation, Nextel shall cause such subsidiary or controlled Affiliate to become a party to, and bound by, this Agreement. In addition, Nextel agrees that all New Sites to be constructed in the Partner Area pursuant to and in accordance with Section 6.9 of the Joint Venture Agreement between Nextel WIP Corp., Nextel Partners, Inc. and Nextel Partners Operating Corp. dated as of January 29, 1998 (as in effect on February 10, 1999, and as subsequently amended in accordance with the next sentence, the "JVA") shall be Purchased New Sites or Constructed New Sites for all purposes of this Agreement. Nextel will not permit its subsidiary that is a signatory party to the JVA to enter into any amendment, waiver, or modification of the JVA that would be adverse to Tower Sub or Tower Aggregator, or which would prevent, limit, or restrict the Transferring Subsidiaries from performing their obligations under this Agreement, including, without limitation, any amendment or modification of the JVA that would permit any Person other than Nextel or any Transferring Subsidiary to construct New Sites for Partner in the Partner Area during the Term without first obtaining the written consent of Tower Sub thereto. The Parties hereto agree and acknowledge that, in the event of any conflict between the terms of this Agreement and the terms of Section 6.9 of the JVA, the latter shall be controlling. Nextel represents and warrants that: (i) it has delivered to Tower Aggregator a true and correct copy of the JVA as executed on January 29, 1999 and as in effect on February 10, 1999, and (ii) other than the JVA and the Preexisting Contracts, neither Nextel nor any of its Subsidiaries or controlled Affiliates is a party to any agreement with any third party (including Partner or any Affiliates of Nextel) (x) for the construction of any New Sites in the Partner Area, (y) that would limit, restrict or conflict with Nextel's rights to construct New Sites in the Partner Area, or (z) that would limit, restrict or conflict with Nextel's agreement to treat all New Sites constructed in the Partner Area as contemplated under this Agreement.

         (b) Notwithstanding anything to the contrary contained herein, the Transferring Subsidiaries shall have the right to locate any New Site within or outside the Expected Build Territory (as defined below), and Tower Sub shall not be required to construct or purchase any Discretionary Location Sites (as defined below) except for such Discretionary Location Sites that Tower Sub elects to construct or purchase as provided in this Section 2.1(b). As to any calendar year (beginning with 1999), the parties agree that: (xi) the "Expected Build Territory" shall be the areas shown in blue or in white on the map attached as Exhibit A hereto (and whether any particular site, as identified by latitude and longitude, is within or outside the Expected Build Territory may be determined by reference to an electronic file which plots any identified site with reference to the map, which file has been made available to the parties to this Agreement), as
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such Exhibit A may be modified by mutual agreement of the Transferring
Subsidiaries and Tower Sub as a result of the annual review process described in Section 2.1(c); (xii) the "Discretionary Location Sites" shall be those New Sites to be located outside the Expected Build Territory during the relevant calendar year that exceed the sum of (x) that number of New Sites that is 10% (rounded to the nearest whole number) of the total number of New Sites expected to be made available for construction or purchase by Tower Sub hereunder during such calendar year plus (y) the Carryover Amount (as defined below) from prior years, if any; provided, however, that Tower Sub shall not be obligated to construct or purchase more than an aggregate of 170 Discretionary Location Sites (excluding all Committed Discretionary Sites (as defined below)) during the period beginning on the date hereof and concluding on the End Date; and
(xiii) the "Carryover Amount" shall be the number obtained by (A) subtracting from (x) a number that is equal to 10% of the number of New Sites actually constructed by or for the Transferring Subsidiaries hereunder during such calendar year ("Actual New Sites") (y) the number of such Actual New Sites that are located outside the Expected Build Territory for such calendar year; provided that (1) the result of subtracting the number in clause (y) from the number in clause (x) shall be rounded to the nearest integer and (2) if such result is less than zero, it shall be deemed to be zero; and (B) adding to the number derived in clause A the cumulative number of New Sites that constituted the Carryover Amount for any prior calendar years. Until the End Date, the Transferring Subsidiaries shall make available to Tower Sub for construction or purchase all New Sites (including all Discretionary Location Sites), and Tower Sub will in good faith consider whether it wishes to purchase or construct each such New Site that is a Discretionary Location Site, and shall provide a written response indicating whether it elects to purchase or construct each such Discretionary Location Site within ten days of such Discretionary Location Site being made available, or shall be deemed to have irrevocably elected not to purchase or construct such Discretionary Location Site. If Tower Sub elects to purchase or construct a Discretionary Location Site, it shall then be either a Constructed New Site or a Purchased New Site hereunder, as applicable, and shall be purchased and sold in compliance with Section 2.3 or Section 2.4 hereof, as appropriate. Any Discretionary Location Site which any Transferring Subsidiary desires to have constructed or purchased but which Tower Sub does not elect to construct or purchase in accordance with this subparagraph may be constructed, further developed, held and/or transferred by the applicable Transferring Subsidiary or any other controlled Affiliate of Nextel, free and clear of any and all obligations and liabilities under or pursuant to this Agreement or any of the Ancillary Agreements; provided, however, that such a Discretionary Location Site shall not be a Qualifying Site (as defined in Section 2.6). Until the End Date, the Transferring Subsidiaries shall make available all New Sites in the Territory to Tower Sub except as otherwise permitted pursuant to or under a Preexisting Contract.

         (c) The Transferring Subsidiaries establish and revise their digital wireless system deployment plans in their respective markets on an ongoing basis with the primary goals of maximizing revenue and customer growth. These plans include the deployment of additional transmitter sites in existing markets to enhance system capacity or quality of system performance, the deployment of such sites in contiguous areas to expand existing market coverage areas to meet customer expectations and/or meet competition, and the deployment of sites in new markets to expand the footprint of the digital network (including Partners' proposed expansion of the Nextel network in smaller markets located in the Partner Area). Such plans also contemplate logical expansions of the coverage footprint to include highway corridors that connect existing and planned markets.

                 The deployment plan for 1999 has been developed in a manner consistent with such business plans based on information currently known to the Transferring Subsidiaries, and based on the overall strategic plans, direction and orientation for Nextel's U.S. digital mobile network business currently in place. The Transferring Subsidiaries do not expect that their future deployment plans will be developed or implemented in a manner that is materially different than the manner in which such plans have been developed and implemented with respect to 1998 and 1999. However, the parties acknowledge that the business and operating strategies of the Transferring Subsidiaries are totally within the discretion of the Transferring Subsidiaries and that changes in such strategies may significantly alter deployment plans. Accordingly, the Transferring Subsidiaries do not have any obligation to Tower Aggregator as to the manner in which future deployment and implementation plans are developed.

                 Until the End Date occurs, the Transferring Subsidiaries and Tower Sub agree to meet on an annual basis during the months of November or December to discuss Nextel's tower build plan for the coming calendar year and to establish an estimated number of New Sites to be constructed and/or purchased during such calendar year (and, for each such meeting held prior to the third anniversary hereof, the maximum number of New Sites to be constructed and/or purchased in the coming Measurement Period as contemplated in Section 2.1(d) below). Such estimated number will be used for purposes of establishing the numbers in subparagraph 2.1(b).

                 At each annual meeting contemplated above, the parties will attempt to mutually agree on a new maximum number of New Sites to be constructed and/or purchased for the coming calendar year (and, as contemplated below, the maximum number of New Sites to be constructed and/or purchased in the coming Measurement Period). If the parties mutually agree on a new maximum number of New Sites for any Measurement Period, such number will replace the number set forth in subparagraph 2.1(d) below for such Measurement Period. For any Measurement Period as to which the parties do not agree on a new number, the number set forth in subparagraph 2.1(d) below will control.

                 At such annual meetings, in addition to the build/deployment plan for the coming calendar year (and, if relevant, Measurement Period), the parties agree to discuss any deviations or significant variations in costs noted by any party between the fixed prices or fees for various items or categories set forth on SCHEDULE 2 to this Agreement and the actual costs incurred, using the agreed-upon assumption that each fixed price or fee amount is to represent the actual cost for that item or category plus 10%, on an average basis. Any fixed price or fee line item which the parties mutually agree does not accurately reflect the average actual cost plus 10% will be adjusted by amendment to this Agreement.

         (d) Notwithstanding anything to the contrary contained herein, Tower Sub shall not be obligated under this Agreement to construct or purchase more than an aggregate of 566 New Sites (as such number may be adjusted pursuant to Section 2.1(c) and this Section 2.1(d)) during each of the calendar years 1999, 2000 and 2001 (each such calendar year, a "Measurement Period").
As to each Measurement Period, 566 New Sites or such adjusted number derived in accordance with Section 2.1(c), as appropriate, is referred to as the "Minimum Purchase

Commitment" for such Measurement Period. In the event the Transferring Subsidiaries and Tower Sub deliver Second Notices during any Measurement Period that contemplate that Tower Sub will be required to construct or purchase more than the applicable Minimum Purchase Commitment during any such Measurement Period, and Tower Sub either fails to respond within ten days of receipt or delivery of the Second Notices or indicates in writing that it will not fund the construction of or purchase all or a portion of such excess New Sites (a "Decline to Fund Notice") during the relevant Measurement Period, any such excess New Sites that the Transferring Subsidiaries elect to construct during such relevant Measurement Period shall be constructed by Tower Sub or, at the election of the Transferring Subsidiaries, constructed as they may indicate, but in either such case such excess New Sites shall be constructed at the expense of such Transferring Subsidiaries. If construction of any such excess New Site is completed not more than three months before the end of such relevant Measurement Period, Tower Sub will be obligated to purchase and will purchase all of such completed excess New Sites on the first day of the next Measurement Period or, in the case of the third Measurement Period, the day after the last day thereof (the "Deferred Purchase Date"), unless (i) the purchase of any such excess New Site would result in Tower Sub purchasing more than the applicable Minimum Purchase Commitment during such next Measurement Period or (ii) the End Date has occurred prior to the time such purchase is required to be consummated (such excess New Sites as are required to be purchased, the "Deferred New Sites"). In all other cases Tower Sub will have the right, but not the obligation, to specify in its Decline to Fund Notice that it irrevocably commits to purchase any or all of such excess New Sites not later than the 90th day after construction thereof is completed (such excess New Sites that Tower Sub so commits to purchase, the "Committed New Sites")). The Transferring Subsidiaries hereby covenant and agree that (A) the Deferred New Sites shall be retained by the Transferring Subsidiaries until the Deferred Purchase Date, when they shall be sold to Tower Sub and (B) each Committed New Site shall be retained by the Transferring Subsidiaries until the 90th day after construction thereof has been completed (or such earlier date on which Tower Sub elects to purchase such Committed New Site), when it will be sold to Tower Sub. The Transferring Subsidiaries and Tower Sub agree that each Deferred New Site and Committed New Site purchased and sold as contemplated in the preceding sentence shall be a Purchased New Site hereunder, shall be purchased and sold in compliance with Section 2.4 of this Agreement and shall reduce the applicable Minimum Purchase Commitment for the Measurement Period immediately following the Measurement Period in which such New Site became a Deferred New Site or a Committed New Site, as the case may be. All excess New Sites that are neither Deferred New Sites or Committed New Sites (and, without limiting any other rights or remedies of the Transferring Subsidiaries hereunder, any Deferred New Site or Committed New Site that Tower Sub is obligated, but fails or refuses, to buy, as provided above; such New Sites, the "Defaulted New Sites") may be further developed, transferred or retained by the Transferring Subsidiaries free and clear of any and all obligations or liabilities under or pursuant to this Agreement or any of the Ancillary Agreements, and each Deferred New Site and Committed New Sites (including any constituting Defaulted New Sites) also shall be deemed a Purchased New Site that is also a Qualifying Site.

                 For example, if the Transferring Subsidiaries request Tower Sub to construct 600

New Sites during the first Measurement Period and Tower Sub only agrees to fund construction of 580 New Sites, the Transferring Subsidiaries (if they elect to construct all 20 of such excess New Sites during the first Measurement Period) shall bear the expense for the construction (whether by Tower Sub or otherwise as specified by the Transferring Subsidiaries) of the 20 New Sites for which Tower Sub declined to fund construction. Accordingly, if such 20 New Sites constructed at the expense of the Transferring Subsidiaries were completed within 90 days of the end of the first Measurement Period, all 20 of such New Sites would be sold to Tower Sub as Purchased New Sites under this Agreement on the first day of the second Measurement Period, and the Minimum Purchase Commitment, i.e., the maximum number of New Sites that Tower Sub will be obligated to construct or purchase at its own expense - during the second Measurement Period would be reduced from 566 to 546 (subject to the parties reaching mutual agreement, pursuant to Section 2.1(c), on a different number of New Sites being the Minimum Purchase Commitment for such second Measurement Period).

         2.2     IDENTIFICATION OF SITE LOCATIONS.

         (a) During the Term, before constructing or causing the construction of any Tower Assets at any New Site for a Transferring Subsidiary's own account and ownership or lease by such Transferring Subsidiary (other than a New Site subject to a Preexisting Contract), such Transferring Subsidiary will notify Tower Sub of the proposed New Site and inform Tower Sub whether it wishes to have Tower Sub purchase (in which case the New Site will be a "Purchased New Site") or construct (in which case the New Site will be a "Constructed New Site") Tower Assets at such New Site according to the remaining terms of this Article 2. Notwithstanding the foregoing, all Sites Under Construction shall be Purchased New Sites hereunder. Within ten days of the date hereof, the Transferring Subsidiaries shall notify Tower Sub of all Sites Under Construction and provide the information set forth in Schedule 1 with respect to such Sites Under Construction.

         (b) In connection with the development during the Term of each New Site in the Territory, a Transferring Subsidiary shall provide Tower Sub, in writing, the information set forth on SCHEDULE 1. The notice given in accordance with this Section 2.2(b) is referred to as the "Initial Notice". Upon receipt of the Initial Notice, Tower Sub shall have ten days to notify the Transferring Subsidiary that the communication tower to be constructed on the Site shall, if applicable zoning approvals can be obtained, be constructed at a height to be specified by Tower Sub that shall be no less than the height indicated in the Initial Notice. If the Initial Notice identifies the New Site as a Constructed New Site, the Transferring Subsidiary shall also notify Tower Sub as to whether such Transferring Subsidiary (including any third party designated by such Transferring Subsidiary) or Tower Sub shall complete the Site Acquisition Work. The fixed fee schedule for Site Acquisition Work, and the fixed fee schedule for Architectural and Engineering Work, for any New Site is set forth in SCHEDULE 2. The parties agree that if Tower Sub is requested to perform Site Acquisition Work and thereafter Transferring Subsidiary elects not to proceed with such Site, Transferring Subsidiary will pay Tower Sub the applicable fee for Site Acquisition Work set forth on SCHEDULE 2. Notwithstanding the foregoing, any costs incurred in the site acquisition process as a result of undertaking an activity that would be considered extraordinary in connection with site acquisition, such as, by way of example and not of limitation, costs of balloon tests and EMF experts, shall not be part of the fixed fee otherwise due for Site Acquisition Work. Such costs and the need to incur same shall be discussed between the parties in advance of such expenses being incurred, when possible. Such costs shall be passed through at actual cost and paid in accordance with Section 2.5(b) or as a part of the purchase price for each Purchased New Site. The parties further agree that if Transferring Subsidiary requests that Tower Sub construct such Site, Tower Sub will also provide A&E for such Site (other than Sites where A&E is covered by a Preexisting Contract). If the Transferring Subsidiary elects to perform the Site Acquisition Work, it shall acquire the Site using such instruments of title or lease agreements as meet with the prior approval of Tower Sub, which approval shall not be unreasonably withheld or delayed by Tower Sub, and which shall be deemed granted if no response is received within ten days of receipt by Tower Sub of the proposed Site Agreement. Transferring Subsidiary shall perform such due diligence investigations of said Sites as may reasonably be required by Tower Sub. If the due diligence investigation of any Site discloses information that would result in a breach of the representations and warranties of the Purchase Agreement with respect to such Site, Tower Sub may notify the Transferring Subsidiary of Tower Sub's election to refuse to construct or purchase such Site (and a failure to respond within ten days of receipt of the due diligence information shall be deemed a refusal to construct or purchase) in which case such Site may be held, further developed and/or transferred by the Transferring Subsidiaries or any other controlled Affiliate of Nextel free and clear of any and all obligations and liabilities under or pursuant to this Agreement or the Ancillary Agreements and such Site shall not be a Qualifying Site (an "Excluded Site"). For any Site other than an Excluded Site, following its completion of such work and the execution of a Site Agreement with respect thereto, the Transferring Subsidiary shall provide Tower Sub notice of the Transferring Subsidiary's completion of Site Acquisition Work, together with the information set forth on SCHEDULE 3 (the "Second Notice") that is applicable to such Site. In instances in which Site Acquisition Work is to be performed by Tower Sub, following Tower Sub's completion of such work and the execution of a Site Agreement with respect thereto, Tower Sub shall provide the appropriate Transferring Subsidiary notice of Tower Sub's completion of Site Acquisition Work, together with a Second Notice containing the information set forth on SCHEDULE 3 that is applicable to such Site. Delivery of a Second Notice by Transferring Subsidiary or Tower Sub will result in a binding commitment of each of the Transferring Subsidiary and Tower Sub to enter into a Site Schedule for such Site. Within five business days following its receipt of such Second Notice, the Transferring Subsidiary shall notify Tower Sub of the Tenant Facilities to be installed thereon by the Transferring Subsidiary.

         (c) To qualify as a Constructed New Site or a Purchased New Site hereunder, a New Site must meet the standards and minimum specifications set forth on SCHEDULE 4 (the "Minimum Specifications") and be constructed pursuant to the applicable terms of all related Construction Approvals and otherwise in material compliance with all applicable laws, provided, however, that any New Site which does not meet the Minimum Specifications but which has been jointly agreed to prior to construction by Tower Sub and the Transferring Subsidiary shall nonetheless qualify as a Constructed New Site or Purchased New Site, as applicable. Within five business days after the receipt or delivery, as applicable, of a Second Notice with respect to a Site that does not satisfy each of the Minimum Specifications (a "NonQualified Site"), Tower Sub shall provide the Transferring Subsidiary written notice of Tower Sub's desire to (i) construct, own, and operate Tower Assets at the Site, if the Transferring Subsidiary has proposed such NonQualified Site to be a Constructed New Site; (ii) purchase the Tower Assets at the Site, if the Transferring Subsidiary has proposed such NonQualified Site to be a Purchased New Site following the development and construction thereof by Transferring Subsidiary; or (iii) waive without condition any and all rights granted hereunder with respect to such NonQualified Site, including, without limitation, its rights to develop, construct, or purchase such Site. Tower Sub shall be deemed to have elected the waiver described in clause (iii) if it does not provide the Transferring Subsidiary with written notice of Tower Sub's desire to construct or purchase such NonQualified Site, within such five business day period described in the preceding sentence. If Tower Sub makes an election under clause (i) or (ii) of this Section 2.2(c), such NonQualified Site will be a Constructed New Site or Purchased New Site for all purposes hereunder, notwithstanding the failure of such Site to meet the Minimum Specifications. If, however, Tower Sub elects (or is deemed to have elected) the waiver described in clause (iii) of this Section 2.2(c), such NonQualified Site will not be deemed to be a Constructed New Site or Purchased New Site hereunder and such Site shall not be a Qualifying Site (NonQualified Sites that are subject to a waiver described in clause (iii) of this Section 2.2(c) being referred to as "Released Sites"), and each such Released Site may be held, further developed and/or transferred by the Transferring Subsidiaries or any other controlled Affiliate of Nextel free and clear of any and all obligations and liabilities under or pursuant to this Agreement or the Ancillary Agreements.

         2.3     CONSTRUCTED NEW SITES

         (a) Tower Sub shall construct each Constructed New Site according to the Minimum Specifications and such construction shall be completed by Tower Sub as quickly as commercially reasonable but in any event within the Construction Period defined herein. The term "Construction Period" means the 60 day construction period established in the schedule set forth on SCHEDULE 5 (the "Construction Schedule") beginning, (i) in the case of a Constructed New Site in connection with which a Transferring Subsidiary has opted to perform Site Acquisition Work, on the later of the date of delivery of the Second Notice or receipt of a building permit; or (ii) in the case of a Constructed New Site in connection with which a Transferring Subsidiary has opted to have Tower Sub perform Site Acquisition Work, on the date all Construction Approvals have been received. In each case, the Construction Period may be extended by reason of an event of Force Majeure, to the extent such Force Majeure is a direct cause of the construction delay, or by mutual agreement of the parties. Notwithstanding the foregoing, in the case of Constructed New Sites with respect to which Tower Sub is responsible for performing Site Acquisition Work, in the event that the Transferring Subsidiary reasonably determines that Tower Sub is not diligently pursuing the completion of Site Acquisition Work, the Transferring Subsidiary shall have the right on 20 days written notice, to assume from Tower Sub responsibility for Site Acquisition Work with respect to such Site and to either reclassify such Site as a Purchased New Site or, following completion of Site Acquisition Work, to submit a Second Notice to Tower Sub and retain the designation of such Site as a Constructed New Site. If, however, Tower Sub cures or otherwise remedies the alleged deficiencies in pursuing the completion of the Site Acquisition Work within the notice period given to Tower Sub, the

Transferring Subsidiary shall not be entitled to thereafter assume responsibility for the Site Acquisition Work.

         (b) Construction of a Constructed New Site by Tower Sub shall fulfill the Minimum Specifications unless waived by the Transferring Subsidiary and shall include: (i) all A&E; (ii) if necessary, construction of an access road suitable for pedestrian and vehicular ingress and egress; and (iii) the construction of a communication tower complete with tower grounding system, fencing, and tower lighting (as necessary). Completion of construction shall be certified by all governmental agencies required to give regulatory certification and shall be subject to acceptance by the Transferring Subsidiary, which acceptance will not be unreasonably withheld. Acceptance by the Transferring Subsidiary shall be upon written notice from the Transferring Subsidiary to Tower Sub that the Constructed New Site meets the Minimum Specifications and the specifications set forth in the Second Notice. The Transferring Subsidiary shall be permitted to designate representatives to have supervised access to the construction site to review construction progress, including, without limitation, grounding, utility runs and easements, shelter location, and antenna platform. The Transferring Subsidiary shall give written notice to Tower Sub of any construction defect at the time the Transferring Subsidiary becomes aware of such defect. Upon completion of the Constructed New Site, Tower Sub shall give the Transferring Subsidiary written notice of completion, which shall include the information set forth on SCHEDULE 6A. The Transferring Subsidiary shall have ten calendar days thereafter to give its written acceptance or objections to construction, which objections shall be limited to those not previously waived. In addition to the foregoing, if requested by the Transferring Subsidiary, Tower Sub shall provide the services set forth on SCHEDULE 7 on each Constructed New Site at the rates and on the terms to be agreed to by the parties.

         (c) As to each Constructed New Site, the Transferring Subsidiary and Tower Sub shall execute a Site Schedule to the Nextel Master Site Lease Agreement reflecting a Commencement Date (as defined in the Nextel Master Site Lease Agreement) which is the earlier of the date of completion of construction or the date of installation of the Tenant Facilities.

         (d)     [Reserved]

         (e) In the event Tower Sub fails to complete construction of a Constructed New Site within the Construction Period described above, then, a Transferring Subsidiary shall have the right to recover from Tower Sub, and Tower Sub shall, promptly following notice from the Transferring Subsidiary, deliver to the Transferring Subsidiary the sum of $500.00 per day (not to exceed $10,000.00 in the aggregate for each Site that is not constructed according to schedule) subject to any delays caused by an event of Force Majeure; provided, however, that the amount of such penalty sum paid by Tower Sub hereunder with respect to a particular delayed Site shall offset, dollar for dollar (but not below zero) the additional $5,000 payment that would otherwise be payable by Tower Sub with respect to such Site pursuant to Section 2.3(f) below.

         (f) In the event Tower Sub fails to (i) complete the installation of the Tower foundation for a Constructed New Site in accordance with the Construction Schedule; (ii) complete the construction of a Constructed New Site within the applicable period set forth in the Construction Schedule; or (iii) otherwise fails in any material respect to perform its obligations hereunder with respect to a Constructed New Site (any of the foregoing, a "Construction Failure"), a Transferring Subsidiary may elect, at its sole option, on notice to Tower Sub and subject to the cure right hereinafter described, to assume control of the construction of such Constructed New Site. If the Transferring Subsidiary wishes to exercise its right to assume control of the construction of such Constructed New Site, it shall notify Tower Sub in writing and Tower Sub shall have ten business days from such Notice to effectuate a cure. If such cure is not effectuated within such ten business day period, promptly following written notice with respect thereto, Tower Sub shall permit the Transferring Subsidiary to assume control of, and complete construction of, such Constructed New Site, and Tower Sub shall be responsible for all costs, including overtime and all other expenses incurred in completing construction of such Site as rapidly as possible, without any cap or restriction, but subject to invoices to substantiate such costs, together with an additional payment of $5,000, subject to offset as provided pursuant to Section 2.3(e) above (such $5,000 amount, as reduced by offset where applicable, the "Penalty Sum"). Upon completion, Tower Sub shall be deemed to have purchased all improvements to such Constructed New Site completed by the Transferring Subsidiary in exchange for the payment of all amounts contemplated by the preceding sentence and such site will be a Constructed New Site and a Qualifying Site.

         (g) The payment provisions set forth in Sections 2.3(e) and (f) are intended as the sole and exclusive liquidated damages for failure to complete construction of a Constructed New Site within the Construction Period (as contemplated by Section 2.3(e)) or a Construction Failure (as contemplated by Section 2.3(f)) and, upon the receipt by the Transferring Subsidiaries of payment in full of all amounts due pursuant to Sections 2.3(e) and 2.3(f), as applicable, shall preclude any other remedy or recovery against Tower Aggregator, Tower Sub, or any of their controlled Affiliates for or by reason of any such failure, provided, however, that nothing in this Section 2.3(g) shall limit or restrict Nextel's or the Transferring Subsidiaries' termination rights pursuant to Section 3.2(c)(iii).

         2.4 PURCHASED NEW SITES. If the Initial Notice identifies a New Site as a "Purchased New Site" or if the Site is identified as a Site Under Construction in the Notice provided pursuant to Section 2.2(a) (the "Section 2.2(a) Notice") and is, therefore, a Purchased New Site, the Transferring Subsidiary that provided such Initial Notice or Section 2.2(a) Notice, as applicable, may, but shall be under no obligation to, complete the development and construction of such New Site or Site Under Construction. If the Transferring Subsidiary elects to complete such development and to construct such Site it shall, following its completion of Site Acquisition Work, provide Tower Sub notice of its completion of such Site Acquisition Work, together with a Second Notice containing the information set forth on SCHEDULE 3 that is applicable to such Site and an identification of the Tenant Facilities to be installed thereon by the Transferring Subsidiary. On notice to Tower Sub from a Transferring Subsidiary of such Transferring Subsidiary's completion of any Purchased New Site (including with such notice the information set forth on SCHEDULE 6B), the parties, including Parent Co., shall execute a Purchase Agreement in substantially the form set forth on SCHEDULE 8 providing for the purchase and sale of such Site, for a purchase price equal to the amount set forth on SCHEDULE 2, provided, that if Parent Co. or Transferring Subsidiary is unable to make the representations and warranties provided in the Purchase Agreement (or can only make such representations and warranties by making disclosures in Schedules to the Purchase Agreement that are not acceptable to Tower Sub, in its reasonable determination) with respect to any Purchased New Site, Tower Sub may refuse to purchase such Purchased New Site by providing written notice of such election (including a brief summary of the reasons therefor) within five business days of receipt of the applicable Schedules and such Purchased New Site will not constitute a Qualifying Site, and the Transferring Subsidiaries or any other controlled Affiliate of Nextel may further develop, hold or transfer any such site that Tower Sub refuses to purchase, free and clear of any and all obligations and liabilities under or pursuant to this Agreement or the Ancillary Agreements. Closing on each completed Purchased New Site will occur on a date to be mutually agreed by the parties within fifteen days after the last business day of the month following the completion date, provided, however, that, at Transferring Subsidiary's sole option, such closing date may be advanced if necessary to achieve any of the Site Goal obligations set forth in Section 3.3. Concurrently with the closing of the purchase and sale of each Purchased New Site, Transferring Subsidiary will transfer such Purchased New Site to Parent Co., Parent Co. will transfer such Purchased New Site to Tower Sub and the appropriate Transferring Subsidiary and Tower Sub shall execute a Site Schedule to the Nextel Master Site Lease Agreement reflecting such completed Purchased New Site, all as further detailed in Section 2.5 hereof and a Commencement Date that is the date of such closing. Concurrently therewith, Parent Co. and the Transferring Subsidiary shall cause the applicable Site Agreement, options, permits, zoning approvals, and other relevant Site development items to be assigned to Tower Sub free and clear of all liens and security interests (subject to Permitted Exceptions).

         2.5     LEASED SPACE.

         (a) Tower Sub shall notify the appropriate Transferring Subsidiary 15 days prior to the then anticipated completion of each Constructed New Site (including the information set forth on SCHEDULE 6A; provided, however, that the certificate of occupancy or equivalent permit will be provided when required) and the appropriate Transferring Subsidiary shall notify Tower Sub 15 days prior to the then anticipated completion of each Purchased New Site (including the information set forth on SCHEDULE 6B; provided, however, that the certificate of occupancy or equivalent permit will be provided when required (each, a "Completion Notice") and, (i) within five days after receipt of such Completion Notice from Tower Sub or (ii) concurrently with the delivery of its Completion Notice to Tower Sub, the appropriate Transferring Subsidiary shall notify Tower Sub of the number of antennas (or lines) on the constructed tower and the location thereon that such Transferring Subsidiary desires to install equipment and of the associated space that the Transferring Subsidiary will require for equipment shelters. If a Transferring Subsidiary designates antennas (or lines) or a height of the installation, that is different than that set forth in the Second Notice or response to a Second Notice provided by Tower Sub (the "Alternate Equipment"), Tower Sub shall allow the Transferring Subsidiary to use such other or additional space on and in the Tower Assets as is necessary to operate the Alternate Equipment, subject to available capacity and space, on the terms and conditions set forth in the Nextel Master Site Lease Agreement.

         (b) Upon the execution of the applicable Site Schedule to the Nextel Master Site Lease Agreement reflecting the inclusion of each Constructed New Site and upon closing as to each Purchased New Site, Tower Sub shall pay to the appropriate Transferring Subsidiary an amount equal to the fixed fee for the Site Acquisition Work set forth on SCHEDULE 2, for all Constructed New Sites and Purchased New Sites for which Transferring Subsidiary has performed (or has arranged for a party other than Tower Sub to perform) the Site Acquisition Work. The Transferring Subsidiary shall indemnify and hold Tower Sub harmless for any payment demands by contractors or other persons performing services in connection with the Site Acquisition Work and, if applicable, with respect to Purchased New Sites, A&E, performed by or arranged (with parties other than Tower Sub) through the Transferring Subsidiary.

         (c) In addition to the Merger Sites, Sites Under Construction, Constructed New Sites, and Purchased New Sites, Tower Sub or the relevant Subsidiary or controlled Affiliate of Tower Aggregator shall, upon the request of a Transferring Subsidiary, enter into Site Schedules to the Nextel Master Site Lease Agreement, at lease rates determined in accordance with the rental rates specified therein, and subject only to space availability, for space requested by the Transferring Subsidiary on any communications sites or towers currently owned, or hereafter acquired, by Tower Aggregator or any Subsidiary or controlled Affiliate of Tower Aggregator in the Territory and such a Site will be a Qualifying Site. Tower Aggregator shall cause its Subsidiaries and controlled Affiliates to take such action as shall reasonably be required to enable Tower Sub to comply with its obligations under this Section 2.5.

         2.6 END DATE. For purposes hereof, the "End Date" shall be the earlier of (a) the fifth anniversary hereof or (b) the date on which the sum of the number of all Constructed New Sites (including any Constructed New Site that fails to satisfy the Minimum Specifications but which has been accepted by the appropriate Transferring Subsidiary), Purchased New Sites, including Purchased New Sites which are Sites Under Construction (including Purchased New Sites that fail to satisfy the Minimum Specifications but which have been agreed to by Tower Sub), and all Proposed Tower Sub Co-location Sites as to which a Site Schedule is delivered, equals or exceeds 1700 in the aggregate, with such sum being calculated for all such Sites for which a Site Schedule has been delivered by the applicable Transferring Subsidiary and as to which the Commencement Date has occurred, plus (without double counting) all Sites otherwise deemed to be Qualifying Sites under Sections 2.1(d), 2.4, this
Section 2.6, and 3.1(c) hereof (all such Sites described in this clause (b) collectively referred to as "Qualifying Sites"). A Constructed New Site, with respect to which a Transferring Subsidiary has exercised its rights under
Section 2.3(f), shall be deemed a "Constructed New Site" and a "Qualifying Site," notwithstanding that a Site Schedule to the Nextel Master Site Lease Agreement may not have been executed with respect thereto. The obligations of the parties hereto as set forth in Section 2.1(a) hereof shall terminate on the End Date. Notwithstanding the occurrence of the End Date, all applicable financial obligations of the parties under the terms hereof shall continue until paid in full and, subject to such payment, shall in all circumstances terminate on the sixth anniversary hereof.

                 3.  MISCELLANEOUS TERMS

         3.1     CO-LOCATION.

         (a) Prior to executing any lease for space on any Site with a Person who owns or has access to other communication sites (including without limitation communications towers or monopoles), Tower Sub shall propose for inclusion in such lease a requirement that such Person grant to the Transferring Subsidiaries the right, for each Site that Tower Sub makes available to such Person, to locate the Transferring Subsidiaries' equipment at one other site that such Person owns or has access to. Such proposal shall provide that the Transferring Subsidiaries' right to use any other site made available by the other Person shall be on commercially reasonable terms and shall be subject to space availability at such site. The only obligation of Tower Sub pursuant to this Section 3.1(a) shall be the obligation to make such proposal in good faith and Tower Sub is under no obligation to negotiate such proposal on Transferring Subsidiaries' behalf or in any way deliver the agreement of such Person to such proposal.

         (b) The Transferring Subsidiaries shall be permitted to disclose to any other Person the potential for co-location at any Site, subject to space availability, upon the execution of Tower Sub's standard commercial lease (at market rates), and further provided that the proposed installation shall not exceed the structural and wind-loading capacity of the tower and the proposed equipment does not cause interference with any then existing occupants of the tower. At the request of a Transferring Subsidiary, Tower Sub shall negotiate in good faith with any such other Person identified by such Transferring Subsidiary.

         (c) If, following submission of an Initial Notice identifying a Constructed New Site or a Purchased New Site with respect to which a Transferring Subsidiary has requested that Tower Sub be responsible for the performance of Site Acquisition Work, Tower Sub identifies a communication site owned by it or an Affiliate controlled by Tower Aggregator (a "Proposed Tower Sub Co-location Site") or by a third party (a "Third Party Site"), which meets the Minimum Requirements and specifications of such Initial Notice and is available for co-location of Transferring Subsidiary Communication Equipment, Tower Sub shall so notify such Transferring Subsidiary. If such Transferring Subsidiary enters into a Site Schedule pursuant to the Nextel Master Site Lease Agreement pursuant to which such Transferring Subsidiary agrees to lease space on a Proposed Tower Sub Co-location Site, such Site shall be deemed to be a Qualifying Site. The appropriate Transferring Subsidiary shall pay to Tower Sub the fixed fee for Site Acquisition Work for Co-location Sites as set forth on SCHEDULE 2 in the event that such Transferring Subsidiary leases space on a Third Party Site. Tower Sub shall indemnify and hold Nextel and the Transferring Subsidiaries harmless for any payment demands by contractors and other persons hired by Tower Sub to perform services in connection with the Site Acquisition Work for Third Party Sites and Proposed Tower Sub Co-location Sites.

         3.2     TERMINATION.

         (a) This Agreement shall be effective as of the date hereof and, subject to the last sentence of Section 2.6, shall continue in effect until the End Date, unless earlier terminated as provided herein (the "Term").

         (b) Tower Sub may terminate this Agreement prior to the end of the Term by written notice given to Nextel upon the occurrence of either of the following events:

                 (i) the insolvency of Nextel or a Transferring Subsidiary, suffering or committing any act of insolvency, or the inability of Nextel or a Transferring Subsidiary to pay its debts when due; or

                 (ii) Nextel's or a Transferring Subsidiary's liquidation, whether voluntarily or involuntarily, or the appointment for it of a receiver or liquidator.

         (c) Nextel, on behalf of the Transferring Subsidiaries, may terminate this Agreement prior to the end of the Term by written notice given to Tower Sub upon the occurrence of any of the following events:

                 (i) the insolvency of Tower Aggregator or Tower Sub, suffering or committing any act of insolvency, or the inability of Tower Aggregator or Tower Sub to pay its debts when due;

                 (ii) Tower Aggregator's or Tower Sub's liquidation, whether voluntarily or involuntarily, or the appointment for it of a receiver or liquidator; or

                 (iii) at or after the end of any calendar year, the Transferring Subsidiaries have, with respect to such calendar year, exercised their rights to recover the penalty payment described under Section 2.3(e) and/or elected to take over construction of a Constructed New Site under Section 2.3(f), for more than 10% of the total number of Constructed New Sites during such calendar year.

         (d) Either Tower Sub or any Transferring Subsidiary may terminate this Agreement in the event the other party is in breach of an obligation to pay money or is in breach of a material nonmonetary obligation under this Agreement (unless the breach is waived by the non-breaching party) and fails to cure such breach (i) in the case of breach of an obligation to pay money, within ten days after written notice has been served on the breaching party by the non-breaching party indicating the nature of the breach or purported breach and the dollar amount due, or (ii) in the case of a material nonmonetary breach that remains uncured, (x) for 30 days after written notice of the breach, or
(y) if cure is not possible within such 30 day period, for 45 days after written notice of the breach, provided, the breaching party continues to exercise reasonable diligence in effectuating a cure; provided, further, that a Transferring Subsidiary may not terminate this Agreement under this Section 3.2(d)(ii) if such Transferring Subsidiary is relying upon the occurrence of the events specified in Section 3.2(c)(iii) (which is intended to be the exclusive termination provision in connection with the occurrence of such events). In each case, the written notice must expressly specify the nature of the breach or purported breach and the non-breaching party's intention to terminate this Agreement if the breach is not timely cured. No termination pursuant to this Section 3.2(d) shall take effect until a formal notice of termination has been delivered in writing to the party committing such breach or purported breach after the expiration of the applicable ten, 30 or 45 day period as provided above, and then only if cure of such breach or purported breach has not been effectuated prior to the tenth day following delivery of such formal notice of termination.

         (e) The termination of this Agreement shall not discharge, affect, or otherwise modify the rights and obligations of the parties under this Agreement which, by their terms and/or express intent, may require or contemplate performance subsequent to any such termination, including, without limitation, with respect to the completion of construction or sale and purchase of any Constructed New Sites or Purchased New Sites for which Final Approvals, the execution of Site Schedules, and/or closing of such purchase and sale remain outstanding. In the event that this Agreement is terminated, all rights and obligations of the Transferring Subsidiaries and Tower Sub set forth in the executed Nextel Master Site Lease Agreement shall remain in full force and effect, as provided therein.

         (f) In the event that this Agreement is terminated, the terminating party's right to pursue all legal (and equitable) remedies for breach of contract and damages (and specific performance) accruing or occurring prior to the effective date of such termination shall survive such termination unimpaired, except as provided and limited by the provisions of Sections 2.3(e), 2.3(f), 2.3(g), 3.2 (e), 3.3 (b), and 3.3 (c) of this Agreement.

         3.3     MINIMUM TOWER COMMITMENT.

         (a) Beginning on the first day of the 37th month following closing of the Merger (the "Closing") and ending on the first day of the 72nd month following the Closing, if the Transferring Subsidiaries have not made available to Tower Sub at least the Cumulative Qualifying Site Goal according to the schedule set forth below ("Site Goal"), the Transferring Subsidiaries will pay, as liquidated damages in accordance with Section 3.3(c), a monthly amount to Tower Sub based on the shortfall from the Site Goal for that particular month.

                 The Site Goal for the 37th through 72nd month following Closing will be as follows:

                 Month(s)                                   Cumulative Qualifying Site Goal
                 --------                                   -------------------------------

                 37th through 48th                                           900

                 49th through 60th                                           1300

                 61st through 72nd                                           1700

         (b) The liquidated damages payment in accordance with Section 3.3(c), if any, for each month will be equal to the shortfall from the Site Goal (e.g. in month 37, 900 minus actual number of Qualifying Sites multiplied by $1,600). In no event will the Transferring Subsidiaries have any other obligation or damages as a result of failing to meet the Site Goal or minimum commitment except as set forth in subparagraph (c) below. Notwithstanding the foregoing, to the extent any such shortfall results from Force Majeure with respect to any proposed Sites, the assessment and payment of such liquidated damages with respect to such proposed Sites shall be suspended for the duration of the period of time when any such Force Majeure prevents or prohibits any such proposed Site from being a Qualifying Site.

         (c) The provisions set forth in this Section 3.3 are intended as sole and exclusive liquidated damages for failure to achieve the Site Goal and, upon the receipt by Tower Sub of payment in full of all amounts due pursuant to this Section 3.3, shall preclude any other remedy or recovery against Nextel, any Transferring Subsidiary, any other controlled Affiliate of Nextel or Partner for or by reason of the denial to Tower Sub of the opportunity to construct and/or to purchase, and to lease to the Transferring Subsidiaries, to satisfy the Site Goals, except in the event of breach of the obligation to provide to Tower Sub the exclusive opportunity to construct and/or purchase the New Sites until the End Date, all subject to the terms and conditions set forth herein, in which event Tower Aggregator and Tower Sub may pursue any damages that may be suffered by Tower Aggregator and Tower Sub as a result of such breach of the exclusivity obligation described in Section 2.1.

         3.4 RIGHT OF FIRST REFUSAL. The Transferring Subsidiaries hereby grant to Tower Sub, during the Term of this Agreement, a personal and non-assignable right of first refusal to acquire any communications towers or monopoles acquired by such entities or any of their or Nextel's controlled Affiliates in the Territory after the date hereof upon a subsequent sale or assignment thereof to an entity that is not an Affiliate of Nextel, provided, however, that the foregoing right of first refusal shall not apply to (a) a sale of the capital stock or all or substantially all of the assets of Nextel or (b) any Site or related Tower Assets which are released from any and all obligations and liabilities under or pursuant to this Agreement and the Ancillary Agreements, as provided herein. If, at any time, Nextel or any Transferring Subsidiary (for purposes of this Section 3.4, the "Offeror") wishes to transfer any communications towers or monopoles in a transaction that is subject to the right of first refusal granted in the preceding sentence, such communications towers or monopoles shall first be offered to Tower Sub. The Offeror shall send written notice of the offer (the "Offer Notice") to Tower Sub, which Offer Notice shall state that the Offeror proposes to effect a transfer of communications towers or monopoles (and shall include a list of the location and type of such communications towers or monopoles) and set forth the terms and conditions of the offer. Upon receipt of such Offer Notice, Tower Sub shall be entitled to purchase all, but not less than all, of the offered communications towers and monopoles upon the terms and conditions set forth in the Offer Notice. The right of first offer shall be exercisable by delivery of irrevocable written notice of exercise (the "Exercise Notice") by Tower Sub to Offeror within 30 days after receipt of the Offer Notice. If Tower Sub shall fail to respond to Offeror within such 30 day period, such failure shall be regarded as a decision not to deliver an Exercise Notice, and a waiver of the rights of first refusal as to the transaction described in the relevant Offer Notice, by Tower Sub. The closing of any purchase of such communications towers or monopoles by Tower Sub pursuant to an Exercise Notice timely delivered under this Section 3.4 shall be held at the principal office of the Offeror on or before the 30th day following delivery to the Offeror by Tower Sub of its Exercise Notice (or such later time as may be necessary to comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act")), or at such other time and place as the parties to the transaction may agree. Notwithstanding anything to the contrary contained in this Section 3.4, if Tower Sub does not timely deliver an Exercise Notice, or, if delivered timely, fails to consummate the relevant purchase transaction as to all of the relevant offered communications towers or monopoles within the period specified above, the Offeror may transfer to any third party buyer all or a portion of the relevant communications towers or monopoles for a purchase price that is no lower than one hundred percent (or the relevant pro-rata percentage thereof if less than all of the communications towers or monopoles are being sold) of that stated in the Offer Notice; provided, however that such transfer is bona fide and made not later than (i) 120 days from the date of the relevant Offer Notice and (ii) the date which is ten days after the expiration or waiver of any applicable waiting period pursuant to the HSR Act as to any such transaction with a third party that is subject to the notice and filing requirements of the HSR Act.

         3.5 NOTICES. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given when
(c) delivered in person, or (d) five days after posting in the United States mail having been sent registered or certified mail return receipt requested, or
(e) delivered by a reputable overnight delivery service, addressed as follows:

                 Notices to Nextel or any Transferring Subsidiary shall be addressed as follows:

                          c/o Nextel Communications, Inc.
                          1505 Farm Credit Drive
                          Suite 100
                          McLean, Virginia 22102
                          Attn:  Contracts Administrator

                 with a copy to:

                          Nextel Communications, Inc.
                          1505 Farm Credit Drive
                          Suite 100
                          McLean, Virginia 22102
                          Attn:  General Counsel

                 Notices to Tower Aggregator or Tower Sub shall be addressed as follows:

                          SpectraSite Communications, Inc.
                          8000 Regency Park
                          Cary, NC 27511
                          Attn: Contracts Management

                                           and

                          SpectraSite Communications, Inc.
                          8000 Regency Park
                          Cary, NC 27511
                          Attn: General Counsel

Any party may, from time to time, change its address for Notices by providing the other parties with prior written Notice in the manner set forth above.

         3.6 CONSTRUCTION OF AGREEMENT. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware except to the extent the laws of the jurisdictions where property is located govern.
This Agreement, together with the Merger Agreement, the Nextel Master Site Lease Agreement, the Security and Subordination Agreement and any Purchase Agreement, embodies the entire agreement and understanding among each of the Transferring Subsidiaries, Parent Co., Nextel, Tower Aggregator, and Tower Sub with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings among any Transferring Subsidiary, Parent Co., Nextel, Tower Aggregator, and Tower Sub, oral or written, relative to the subject matter of this Agreement.

         3.7 WAIVERS; MODIFICATIONS. No waiver or modification of any provisions of this Agreement shall be effective against a party hereto unless it is set forth in a writing signed by each party. No waiver of any breach of any provision of this Agreement shall be deemed a waiver of any other breach of the same provision or of any other provision hereof, unless expressly so stated in the writing setting forth such waiver.

         3.8 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party hereto may make any assignment of this Agreement or any of its rights or interests herein without the prior written consent of the other; provided, however, that any party hereto may (a) assign this Agreement or any of its rights or interests hereunder to any Affiliate, or, (b) collaterally assign, mortgage, pledge, hypothecate, or otherwise collaterally transfer without consent its interest in this Agreement to any financing entity or agent on behalf of any financing entity, to whom a party hereto or any Affiliate (i) has obligations for borrowed money or in respect of guaranties thereof, (ii) has obligations evidenced by bonds, debentures, notes, or similar instruments, or (iii) has obligations under or with respect to letters of credit, bankers acceptances and similar facilities, or in respect of guaranties thereof. Anything in this Section to the contrary notwithstanding, no assignment, delegation, or pledge of this Agreement or any rights or interests hereunder shall relieve the assignor of any liability or obligation hereunder. The parties hereby agree that no Person not a party to this Agreement shall have any rights or be entitled to any benefits under this Agreement.

         3.9 INTERPRETATION. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. Whenever the context requires, words used in the singular shall be construed to include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender. Unless otherwise stated, references to Sections or Schedules refer to the Sections of and Schedules to this Agreement.

         3.10 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         3.11 CONFIDENTIALITY. Except as otherwise required by law, the parties hereto shall keep confidential the specific terms and provisions of this Agreement including, without limitation, all Exhibits and Schedules hereto. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the mutual prior approval of Nextel and Tower Aggregator, which approval shall not be unreasonably withheld. In the event any party is required by law to disclose any term of this Agreement, it shall notify the other parties and the parties shall cooperate to obtain (to the extent practicable) confidential treatment for the matters disclosed.

         3.12 REMEDIES. Each party's obligation under this Agreement is unique. Except as expressly provided in the case of the payment of liquidated damages pursuant to (a) Section 3.3(c) by reason of the failure to achieve Site Goals as contemplated therein, or (b) Section 2.3(g) by reason of the failure to complete construction of a Constructed New Site within the Construction Period or by reason of a Construction Failure as contemplated therein, if any party should fail to perform its respective obligations under this Agreement, the parties acknowledge that it would not be possible to measure adequately the resulting damages, and accordingly, the other party or parties, in addition to any other available rights or remedies provided herein, shall be entitled to specific performance of its or their rights under this Agreement, and the parties expressly waive the defense that damages will be adequate.

         3.13 ATTORNEYS' FEES. The prevailing party in any legal or equitable action shall be entitled to recover its attorneys fees and expenses in addition to any other damages or other remedy.

         3.14 SURVIVAL. This Agreement shall survive the Closing as to any given Merger Site but shall terminate as set forth in Section 3.2.

         3.15    DISPUTE RESOLUTION.

         (a) The parties shall attempt in good faith to resolve any dispute, controversy, or claim ("Dispute") arising out of or relating to this Agreement promptly by negotiations between representatives of senior management (the "Executives") who have authority to settle the Dispute. Any party may give the other parties written notice of any Dispute not resolved in the normal course of business. Within 20 days after delivery of such a notice, Executives of the parties involved in the Dispute who have authority to settle the Dispute shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. If any party intends to be accompanied at a meeting by an attorney, the other involved parties shall be given at least three business days' notice of such intention and may also be accompanied by an attorney. If the Dispute has not been resolved within 30 days after such notice, unless extended by the agreement of the parties involved in the Dispute in writing (the "Negotiation Period"), any party may at any time within 30 days after the end of the Negotiation Period initiate mediation of the Dispute in New York, New York, in accordance with the Center for Public Resources Model Procedure for Mediation of Business Disputes.

         (b) If the Dispute has not been resolved within 60 days of the initiation of mediation, or if no party elects to commence mediation within the time specified in paragraph (a) above, the Dispute will be subject to arbitration as provided in Sections 3.15(c) and (d). All negotiations and mediation pursuant to Sections 3.15(a) and (b) are confidential and will be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence for United States Courts and comparable state laws.

         (c) Upon the expiration of the Negotiation Period or unsuccessful mediation, any party seeking relief (the "Claimant") may serve a demand for arbitration in accordance with the Center for Public Resources Non-Administered Arbitration Rules (the "Rules") in which, in addition to any other requirements of those Rules, the Claimant states the specific nature of the claimed breach and the relief sought, and demands a determination by the arbitrators of the parties' rights together with any relief sought. The place of arbitration will be New York, New York unless all of the parties to the arbitration otherwise agree. Three arbitrators will be chosen, and the proceedings conducted, in accordance with the Rules, except that (i) the parties shall choose three arbitrators through a self-administered process of striking names from a list of potential arbitrators and shall not employ the method provided for in the Rules, (ii) the rules of evidence employed in the federal courts at the time will apply, and (iii) discovery will be permitted in accordance with the Federal Rules of Civil Procedure for the United States District Courts. The decision of the arbitrators will be final and binding on the parties to the maximum extent permitted under applicable law, and a final judgment may be entered on the award in any court of competent jurisdiction.

         (d) A court of competent jurisdiction, upon application from any party to the Dispute, may relieve the parties of their duty to arbitrate Disputes in whole or in part, or may stay any arbitration hereunder in whole or in part, if ongoing litigation between one or more of the parties and a third party (or parties) involves issues of fact or law common with those subject to arbitration hereunder and there exists the possibility of inconsistent judgments if such relief is not granted.

         (e) Each party shall bear its own costs and expenses incurred in connection with any Dispute, including, without limitation, the fees of its attorneys, unless the arbitrators otherwise decide, in which case such costs and expenses shall be borne by the parties in the manner determined by the arbitrators.

               [The balance of this page is intentionally blank.]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

NEXTEL COMMUNICATIONS, INC.                NEXTEL COMMUNICATIONS OF THE
                                           MID-ATLANTIC, INC.

By: /s/ THOMAS J. SIDMAN                   By: /s/ GLENN F. SPIVAK
   --------------------------                 ------------------------------
Name: Thomas J. Sidman                     Name: Glenn F. Spivak
     -----------------------                    ----------------------------
Title:                                     Title:
      ------------------------                   -----------------------------


NEXTEL OF CALIFORNIA, INC.                 NEXTEL OF NEW YORK, INC.

By: /s/ RICHARD J. BYRNE                   By: /s/ GLENN F. SPIVAK
   --------------------------                 ------------------------------
Name: Richard J. Byrne                     Name: Glenn F. Spivak
     -----------------------                    ----------------------------
Title:                                     Title:
      ------------------------                   -----------------------------


NEXTEL OF TEXAS, INC.                      SPECTRASITE HOLDINGS, INC.

By: /s/ RICHARD J. BYRNE                   By: /s/ DAVID P. TOMICK
   --------------------------                 ------------------------------
Name: Richard J. Byrne                     Name: David P. Tomick
     -----------------------                    ----------------------------
Title:                                     Title:
      ------------------------                   -----------------------------


NEXTEL SOUTH CORP.                         TOWER ASSET SUB, INC.

By: /s/ RICHARD J. BYRNE                   By: /s/ GLENN F. SPIVAK
   --------------------------                 ------------------------------
Name: Richard J. Byrne                     Name: Glenn F. Spivak
     -----------------------                    ----------------------------
Title:                                     Title:
      ------------------------                   -----------------------------


NEXTEL WEST CORP.                          TOWER PARENT CORP.

By: /s/ RICHARD J. BYRNE                   By: /s/ GLENN F. SPIVAK
   --------------------------                 ------------------------------
Name: Richard J. Byrne                     Name: Glenn F. Spivak
     -----------------------                    ----------------------------
Title:                                     Title:
      ------------------------                   -----------------------------